Exhibit 4.2

CI&T Inc.	CI&T Inc.
1º PROGRAMA DE OPÇÃO DE COMPRA DE AÇÕES	1st STOCK OPTION PROGRAM

Alterado pelo Conselho de Administração da CI&T Software S.A. (“CI&T Brasil”) em 29 de outubro de 2021  e  aprovado  em  Reunião do Conselho de Administração da CI&T Inc. (“Companhia”) ocorrida em 29 de outubro de 2021.

Amended CI&T Software S.A. (“CI&T Brasil”) Board of Directors resolution held on October 29, 2021, and approved by CI&T Inc. (“Company”) Board of Directors resolution held on October 29, 2021.

O presente 1º Programa de Opção de Compra de Ações (“1º  Programa”) consiste  na  tradução e adaptação do 1º Programa de Opção de Compra de Ações da CI&T Brasil, haja vista a migração do Plano de Opção de Compra de Ações (“Plano”) da CI&T Brasil para a Companhia. As termos e condições do 1º Programa estão descritas abaixo e as condições individuais aplicáveis a cada um dos Participantes serão descritas nos respectivos Contratos de Opção de Compra de Ações (“Contratos de Opção”).

This 1st Stock Option Program ("1st  Program"), consists in the translation and adaptation of the 1st Stock Option Program of CI&T Brasil, in view of the migration of Stock Option Plan (“Plan”) from CI&T Brasil to the Company. The terms and conditions of the 1st Program are described below and the particular conditions  applicable to each of the Participants will be described  in  the  respective Stock Option Agreements ("Option Agreements").

1.       Participantes.  Os Administradores, Executivos, Empregados e Prestadores de Serviço da Companhia ou de suas Controladas, indicados em lista que fica arquivada na sede da Companhia (em conjunto, “Participantes”).

1.Participants.  The Managers, Executives, Employees and Service Providers of the Company or of its Subsidiaries indicated in a list which is filed at the Company's headquarters (jointly, the "Participants").

2.      Condições para Exercício.    As  Opções adquiridas pelo Participante que tenham se tornado Opções Vestidas somente poderão ser exercidas se verificada a ocorrência de algum dos Eventos de Liquidez, desde que, em todos os casos, não seja verificada a ocorrência de uma hipótese de extinção das Opções, conforme previsto no Plano.

2.Conditions for the Exercise. The Options purchased by the Participant that become Vested Options may only be exercised upon occurrence of a Liquidity Event, provided that, in all cases, any event of termination of the Options has occurred, as provided for in the Plan.

3.      Volume Global e Opções Alienadas.  Serão entregues um número de Opções que não superará o limite global aprovado no Plano. Cada Opção, se exercida, corresponderá a 1 (uma) ação representativa a do capital social da Companhia nesta data. O Contrato de Opção celebrado com o Participante preverá a quantidade de Opções a serem adquiridas pelo respectivo Participante.

3.Global Volume and Disposed Options. The number of Options delivered will not exceed the global limit approved in the Plan. Each Option, if exercised, will correspond to 1 (one) share of the Company's capital stock on the date hereof. The Option Agreement entered into with the Participant will  provide  for  the  number  of  Options  to  be purchased by the respective Participant.

3.Verificação da Ocorrência de um Evento de Liquidez. São considerados Evento de Liquidez:	4.Verification of the Occurrence of a Liquidity Event. The following events shall be considered Liquidity Events:
(i)a ocorrência de uma oferta pública inicial de ações de emissão da Companhia: (a) que resulte	(i) occurrence of an initial public offering of shares issued by the Company that: (a) results in

1

na listagem e efetiva negociação de ações de emissão da Companhia B3 S.A. - Brasil, Bolsa, Balcão ou outra bolsa de valores de primeira linha no exterior (“IPO”);	the listing and effective trading of shares issued by the Company in B3 S.A. – Brasil, Bolsa, Balcão or any other top tier foreign stock exchange ("IPO");

(ii)a ocorrência da transferência da totalidade das ações de emissão da Companhia detidas, diretamente ou indiretamente, por fundos de investimento geridos pela Advent International Corporation (“Advent”) a um Terceiro, que não uma Afiliada da Advent (“Alienação”); ou

(ii)        occurrence of the transfer of the entirety of shares issued by the Company directly or indirectly held   by  investment  funds  managed  by  Advent International   Corporation  ("Advent")  to  a  Third Party, other than an Affiliate of Advent ("Sale of the Company"); or

(iii)a ocorrência da transferência, diretamente ou indiretamente, de ações de emissão da Companhia representativas de mais do que 50% (cinquenta por cento) do capital social votante da Companhia a um Terceiro (“Alteração do Controle”).

(iii)        occurrence of the transfer, directly or indirectly, of shares issued by the Company representing more than fifty percent (50%) of the voting capital stock of the Company to a Third Party ("Change of Control").

3.1.Verificada a ocorrência de um Evento de Liquidez, a Companhia deverá notificar os Participantes sobre a possibilidade de exercício das Opções Vestidas, observado o disposto no Plano, por meio de notificação escrita, entregue pessoalmente ou enviada pelo correio com aviso de recebimento aos endereços indicados no respectivo Contrato de Opção.

4.1.       If a Liquidity Event is verified, the Company shall notify the Participants informing the possibility to  exercise the  Vested Options, subject to the provisions of the Plan, by means of a written notice, delivered  personally or sent by mail with acknowledgment of receipt to the addresses indicated in the respective Option Agreement.

3.2. As Opções se tornarão antecipadamente exercíveis - tornando - se, portanto, Opções Vestidas - se verificada a ocorrência de uma Alienação ou Alteração do Controle, hipótese na qual a Companhia deverá notificar (incluindo o preço a ser pago pelas Ações na Alienação ou Alteração do Controle) os Participantes em até 15 (quinze) dias antes da consumação da Alienação ou Alteração do Controle (“Fechamento”) para que os Participantes notifiquem a Companhia, em até 5 (cinco) dias a contar do recebimento da referida notificação, manifestando seu desejo de exercer ou não as Opções Vestidas.

4.2.       The Options shall become early exercisable - therefore becoming Vested Options - upon occurrence of a Sale of the Company or Change of Control, in which case the Company shall notify the Participants (including the price to be paid for the Shares on the Sale of the Company or Change of Control) no later than fifteen (15) days prior to the consummation of the Sale of the Company or Change of Control  (“Closing”) so that the Participants can notify the Company within up to five (5) days from receiving such notice of whether or not he/she wishes to exercise the Vested Options

3.3.Na hipó tese do Participante em questão desejar exercer as Opções Vestidas, deverá tomar todas as medidas necessárias a tal exercício, incluindo, mas não se limitando a subscrição e integralização das Ações decorrentes das Opções, ou pagamento do preço de aquisição das Ações da Companhia mantidas em tesouraria, conforme aplicável, no período compreendido entre a data da sua manifestação e 5 (cinco) dias antes do Fechamento.

4.3.       In the case the Participant wishes to exercise the Vested Options, he/she shall take all necessary steps to do so, including, but not limited to, the subscription and payment of the Shares resulting from the Options, or payment for the acquisition of Shares held in treasury, as applicable, in the period comprised between the date of his manifestation and five (5) days prior to the Closing.

3.4. Na hipótese do Participante em questão	4.4. In the event that the Participant informs

2

informar à Companhia que não deseja exercer suas Opções Vestidas - ou deixar de notificá-la dentro do prazo referido na Cláusula 4.2 acima -, restarão automaticamente canceladas, de pleno direito, independentemente de aviso prévio ou indenização, suas  respectivas Opções, ocasião em que o Participante perderá o investimento realizado na aquisição de tais Opções Vestidas.

the Company that he does not wish to exercise his Vested Options - or fails to notify the Company within the period set forth in Clause 4.2 above -his/her Options shall automatically lapse and be cancelled, regardless of prior notice, case which the Participant will lose the investment made to acquire such Vested Options.

3.5.Após o IPO, a Companhia deverá estabelecer janelas de exercício para o exercício das Opções Vestidas, conforme previsto no Contrato de Opção.	4.5. After an IPO, the Company shall establish exercise windows for the exercise of the Vested Options, as set forth in the Option Agreement.
4.Preço de Aquisição. O preço de aquisição de 1 (uma) Opção pelo Participante (“Preço de Aquisição”) é o previsto no respectivo Contrato de Opção.	5.Acquisition Price. The acquisition price of one (1) Option to be paid by the Participant (“Acquisition Price”) shall be set forth in the Option Agreement.
5.Preço de Exercício. O preço de exercício, a ser pago pelo Participante, por cada Opção (“Preço de Exercício”) será o previsto no Contrato de Opção.	6.Exercise Price. The exercise price to be paid by the Participant for each Option (“Exercise Price”) shall be set forth in the Option Agreement.

5.1.Em caso de não pagamento do Preço de Exercício na forma prevista no Contrato de Opção, as Opções adquiridas no âmbito do respectivo Contrato de Opção restarão   automaticamente canceladas, de pleno direito, independentemente de aviso prévio, e sem que o Participante tenha direito a qualquer reembolso ou indenização, sendo que todos os atos referentes à emissão, subscrição, integralização ou aquisição de Ações, conforme o caso,  eventualmente já   praticados  se  tornarão ineficazes.

6.1.      In the event of  non-payment of the Exercise Price as set forth in the Option Agreement, the Options   shall automatically lapse and be cancelled, irrespective of prior notice, and without the Participant being entitled to any reimbursement or  indemnification, and all acts related  to  the issuance, subscription, payment or acquisition of Shares, as the case may be, already performed shall become ineffective.

6. Prazo de Carência. As Opções tornar-se-ão exercíveis (isto é, tornar-se-ão Opções Vestidas), nas seguintes hipóteses:	7.Vesting Period. Options shall become exercisable (i.e. they shall become Vested Options) as follows:

(a) 75% (setenta e cinco por cento) das Opções outorgadas a cada Participante tornar-se-ão Opções Vestidas na medida em que o Participante permanecer  continuamente vinculado como Administrador, Executivo, Empregado ou Prestador de Serviços da Companhia ou de suas Controladas, da data de assinatura do respectivo Contrato de Opção até o término dos prazos de carência abaixo especificados, nas seguintes proporções (“Prazo de Carência”):

(a)  Seventy-five  percent  (75%)  of  the Options granted  to  the Participant shall become Vested Options to the extent that the Participant remains continuously engaged    as a Manager, Executive, Employee or Service Provider of the Company or of its Subsidiaries from the date of execution of the Option Agreement until the expiration of the vesting periods specified below, in the following proportions ("Vesting Period"):

(i) 7,5% (sete vírgula cinco por cento) das referidas Opções serão vestidas em 1º de janeiro de 2021;	(i) seven point five percent (7.5%) of such Options shall vest on January 1, 2021;

3

(ii) 11,25% (onze vírgula vinte e cinco por cento) das referidas Opções serão vestidas em 1º de janeiro de 2022;	(ii) eleven point twenty-five percent (11.25%) of such Options shall vest on January 1, 2022;
(iii) 15% (quinze por cento) das referidas Opções serão vestidas em 1º de janeiro de 2023;	(iii) fifteen percent (15%) of such Options shall vest on January 1, 2023;
(iv) 15% (quinze por cento) das referidas Opções serão vestidas em 1º de janeiro de 2024;	(iv) fifteen percent (15%) of such Options shall vest on January 1, 2024;
(v) 15% (quinze por cento) das referidas Opções serão vestidas em 1º de janeiro de 2025;	(v) fifteen percent (15%) of such Options shall vest on January 1, 2025;
(vi) 7,5% (sete vírgula cinco por cento) das referidas Opções serão vestidas em 1º de janeiro de 2026; e	(vi) seven point five percent (7.5%) of such Options shall vest on January 1, 2026; and
(vii) 3,75% (três vírgula setenta e cinco) das referidas Opções serão vestidas em 1º de janeiro de 2027.	(vii) three point seventy-five (3.75%) of such Options shall vest on January 1, 2027.

(b) 25% (vinte e cinco por cento) remanescente das Opções outorgadas a cada Participante tornar-se-ão Opções Vestidas desde que o Participante esteja vinculado como Administrador, Executivo, Empregado ou Prestador de Serviços da Companhia ou de suas Controladas na data de ocorrência de um dos Eventos de Liquidez. Na hipótese de Desligamento do Participante, por qualquer motivo, antes da ocorrência de um Evento de Liquidez, todas as Opções referidas nesta alínea (b) permanecerão Opções Não-Vestidas e serão automaticamente canceladas, sem qualquer possibilidade de exercício, ocasião em que, a depender da natureza do Desligamento do Participante, a Companhia recomprará as Opções Não-Vestidas ou o Participante perderá o investimento realizado na aquisição de referidas Opções Não-Vestidas, conforme previsto na Cláusula 12 do Plano.

(b) The remaining twenty-five per cent (25%) of the Options granted to the Participant shall become Vested Options to the extent that the Participant is a Manager, Executive, Employee or Service Provider of the Company or of its Subsidiaries on the date of occurrence of one of the Liquidity Events. In the event of Termination of the Participant, for any reason, prior to the occurrence of a Liquidity Event, all Options referred to in this item (b) shall remain as Non-Vested Options and shall automatically lapse and be cancelled, without any possibility of exercise whereupon, depending on the nature of the Participant’s Termination, the Company shall repurchase the Non-Vested Options or the Participant shall lose the investment made in the acquisition of such Non-Vested Options, as provided for in Clause 12 of the Plan.

O Prazo de Carência será antecipado na hipótese de ocorrência de uma Alienação ou Alteração do Controle, conforme definido na Cláusula 5.3 do Plano. Para que não restem dúvidas, somente uma Alienação ou Alteração do Controle antecipa o Prazo de Carência, sendo certo que a ocorrência de um IPO não antecipa o Prazo de Carência.

The Vesting Period shall be accelerated upon occurrence of a Sale of the Company or Change of Control, as defined in Clause 5.3 of the Plan. For the avoidance of doubt, only a Sale of the Company or Change of Control accelerates the Vesting Period, provided that occurrence of  an IPO  does  not accelerate the Vesting Period.

7.Prazo de Exercício. O Prazo de Exercício tem início após o decurso do Prazo de Carência e terminará quando do que primeiro ocorrer entre (i) a verificação de uma Alienação ou Alteração do Controle e desde que as Opções Vestidas não sejam

8.Term  of  Exercise. The term of exercise begins after the expiration of the Vesting Period and shall remain in force until the first to occur between (i) verification of a Sale of the Company or Change of Control and provided that Vested Options

4

exercidas antes do Fechamento, nos termos da Cláusula 4.2  acima; ou (ii) caso ocorra um IPO, o decurso do prazo (ii.a) de 12 (doze) meses a contar da data em que o IPO ocorreu, em relação às Opções Vestidas até a data do IPO (inclusive), ou (ii.b) de 12 (doze) meses a contar da data que as Opções se tornarem Opções Vestidas após a data do IPO; sendo certo, no entanto, que o Participante terá o direito de manter até 40.883 (quarenta mil, oitocentos e oitenta e três) Opções Vestidas (ajustadas por desdobramento grupamento e eventos similares nos termos do Plano) para exercício posterior aos prazos constantes nestes itens  (ii.a) e (ii.b),  desde  que  o  exercício de referidas Opções Vestidas ocorra até o prazo limite de 1º de janeiro de 2028 e desde que não ocorra o Desligamento do Participante, de modo que na hipótese de Desligamento do Participante o direito de extensão do exercício ora previsto será automaticamente cancelado e o Participante deverá exercer as referidas Opções Vestidas cujo exercício tenha sido estendido no prazo máximo de 12 (doze) meses contados do Desligamento, após o que as mesmas restarão automaticamente extintas, de pleno direito, independentemente de aviso prévio, e sem que referidos Participantes tenham direito a qualquer reembolso ou indenização (“Prazo Máximo de Exercício”).

are not exercised prior to the Closing, as set forth in Clause 4.2 above; or (ii) in  the  event  of occurrence of an IPO, expiration of a term (ii.a) of twelve  (12)  months counted from the date on which the IPO occurred,  in  respect  of  Vested Options vested until and including the date of the IPO, or (ii.b) of twelve (12) months counted from the date on which the Options become Vested Options after the date of the IPO; it being understood, however, that the Participant will have the  right  to  keep  up  to  forty thousand, eight hundred and eighty three (40.883) Vested Options (adjusted by split, reverse split and similar events under the terms of the Plan) for exercise after the terms stated in   these items (ii.a) and (ii.b), provided that the exercise of said Vested Options occurs until January 1, 2028 and provided further that there is no Termination of the Participant. In the event of Participant’s Termination, the right to extend  the  exercise  term  provided herein shall automatically lapse and  be cancelled and the Participant shall exercise such Vested Options which exercise term has been extended within a maximum period of twelve (12) months counted as of the date of the Termination and the Participants will not be entitled to any refund or indemnity ("Maximum Exercise Term").

8.      Restrições à Transferência de Ações. Na hipótese de um IPO, o Participante somente poderá alienar ou negociar 50% (cinquenta por cento) de suas Ações decorrentes do exercício das Opções Vestidas, e as demais 50% (cinquenta por cento) somente poderão ser alienadas ou negociadas depois de transcorrido 180 (cento e oitenta dias) dias contados da data de exercício das referidas Opções. Em caso de Alienação ou Alteração do Controle, não haverá restrições de prazo à negociação de Ações decorrentes do exercício das Opções, aplicando-se as demais cláusulas e condições previstas neste Programa, no Plano e no Contrato de Opção.

9.Restrições à Transferência de Ações. In the event of an IPO, the Participant may only sell or negotiate fifty percent (50%) of its Shares resulting from the exercise of the Options and the remainder fifty percent (50%) can be sold or negotiated only after the lapse of one hundred and eighty (180) days counted from the date of exercise of the Options. In the event of a Sale of the Company or Change of Control, there shall be no restrictions regarding the term for trading the Shares resulting from the exercise of Options, applying, however, the other clauses and conditions provided for in this Program, the Plan and the Option Agreement.

9.Alterações. Quaisquer alterações às disposições deste 1º Programa somente surtirão efeito com relação aos Participantes desde que concordem   expressamente  com  tais  alterações, exceto na hipótese prevista na Cláusula 13.4 do Plano, hipóteses em que as alterações independerão da concordância dos Participantes.

10.Changes.  Any changes to the provisions of this 1st Program shall only take effect with respect to the Participants to the extent they expressly agree to such changes, except in the case provided for in Clause 13.4 of the Plan, in which case the changes   shall   not   depend   on  the  Participants' agreement.

10.Termos Definidos. Quaisquer termos iniciados com letra maiúscula neste 1º Programa	11.Definitions. Unless otherwise defined herein, the capitalized terms and expressions used

5

terão os significados que lhes tenham sido atribuídos no Plano, exceto se de outra forma aqui	in this 1st Program have the same meanings assigned to them in the Plan.

11.Disposições Gerais. Quaisquer dúvidas ou divergências que possam surgir por parte da Companhia ou dos Participantes com relação às aquisições objeto deste 1º Programa ou quaisquer de suas condições deverão ser apresentadas ao Conselho de Administração.

12.     General Provisions. Any doubts or divergences that may arise on the part of the Company or the  Participants in relation to the acquisitions object of this 1st Program or any of its conditions shall be  submitted  to  the  Board  of Directors.

12.Conflito de Tradução.   Na hipótese de quaisquer  questões  ou  conflitos  relacionados a ambas   as versões, a versão em português prevalecerá em relação aos Participantes residentes no Brasil e a versão em inglês prevalecerá para os Participantes não residentes no Brasil.

13.        Conflict of Translation. In the event of any conflict between the Portuguese and English translation, the Portuguese version shall govern in relation to the Participants residing in Brazil and the English version shall govern for Participants not residing in Brazil.

6